Exhibit 4.2

STERLING BANCORP

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 16, 2019

to

the Indenture

Dated as of December 16, 2019

4.00% Fixed-to-Floating Rate
Subordinated Notes due 2029

U.S. BANK NATIONAL ASSOCIATION
as Trustee

i

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 16, 2019, is between Sterling Bancorp, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee will have executed and delivered a Subordinated Debt Securities Indenture, dated as of the date hereof (the “Base Indenture” and, as supplemented, including by this Supplemental Indenture, and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company desires to initially issue and sell TWO HUNDRED SEVENTY-FIVE MILLION DOLLARS ($275,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.00% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”) as of the date hereof and such issuance and sale have been authorized by resolutions adopted by the Board of Directors of the Company and the Authorized Committee of the Board of Directors of the Company;

WHEREAS, the Company desires to establish the terms of the Notes;

WHEREAS, the Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company, in each case, in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITHNESSTH:

For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

Article I.
SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01         Scope.

This Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

Article II.
DEFINITIONS

Section 2.01        Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)       all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and include the plural as well as the singular;

(b)       the provisions of general application stated in Sections 102 through 117 of the Base Indenture shall apply to this Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Supplemental Indenture; and

(c)       Section 101 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

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“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)	the sum of (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “interest period”, timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

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(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 3.02(e)(iv).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 253 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Designated Senior Indebtedness” means any of the Company’s Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture (provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

“DTC” means The Depository Trust Company.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

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“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means December 16, 2019.

“Material Subsidiary” means Sterling National Bank or any successor thereof or any of the Company’s subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of the Company’s consolidated assets.

“Maturity Date” has the meaning provided in Section 3.02(d).

“Redemption Date” has the meaning provided in Section 3.02(g).

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“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Responsible Officer” means, with respect to a particular corporate trust matter, any officer to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with a particular subject, in each case, who has direct responsibility for the administration of the Indenture.

“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes, debt securities or other similar instruments; (iii) all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company; (vi) obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements; (vii) purchase money and similar obligations; (viii) obligations to general creditors of the Company; (ix) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (x) interest or obligations in respect of any of the foregoing accruing after the commencement of insolvency or bankruptcy proceedings; (xi) all obligations of the type referred to in the foregoing subclauses above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with GAAP; and (xii) any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing. Senior Indebtedness excludes: (v) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes; (w) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated; (x) any indebtedness to a subsidiary of the Company; (y) any trade account payables in the ordinary course of business; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Indebtedness” will have the meaning as described in that rule or interpretation.

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“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

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“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including, without limitation, with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period”, timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes, (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Article III.
FORM AND TERMS OF THE NOTES

Section 3.01           Form and Dating.

(a)	The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its Chief Executive Officer, President, its Chief Financial Officer or one of its Executive Vice Presidents. The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication.

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(b)	The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture as supplemented by this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02          Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)	Title. The Notes shall constitute a series of Securities having the title “4.00% Fixed-to-Floating Rate Subordinated Notes due 2029” and the CUSIP number 85917A AB6.

(b)	Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall initially be Two Hundred Seventy-Five Million Dollars ($275,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional notes (“Additional Notes”) pursuant to the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes); provided however, that a separate CUSIP number will be issued for any such Additional Notes unless such Additional Notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC. Any Additional Notes and the Notes shall constitute a single series under the Indenture. All references to the Notes shall include any Additional Notes, unless the context otherwise requires.

(c)	Person to Whom Interest Is Payable. Any interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date, shall cease to be payable to the Holder on the relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the Notes are registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such special record date that complies with Section 307 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

(d)	Maturity Date. The entire outstanding Principal of the Notes shall be payable on December 30, 2029 (the “Maturity Date”).

(e)	Interest.

(i)	The Notes will bear interest at a fixed rate of 4.00% per annum from and including December 16, 2019 to, but excluding, December 30, 2024 or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 30 and December 30 of each year, commencing on June 30, 2020 (each such date a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be December 30, 2024, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

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(ii)	The Notes will bear a floating interest rate from, and including December 30, 2024, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR plus 253 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year commencing, on March 30, 2025 (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

(iii)	The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, December 30, 2024, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

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(iv)	The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(v)	Effect of Benchmark Transition Event.

1)	If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

2)	Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.02(e)(v) will thereafter apply to all determinations of the rate or interest payable on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 253 basis points.

3)	The Company and the Calculation Agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the Floating Rate Period and under this Section 3.02(e)(v). Any determination, decision or election that may be made by the Company or by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company, will be made in the Company’s sole discretion, (C) if made by the Calculation Agent, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects, and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes or the Trustee. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

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(vi)	[Reserved.]

(vii)	The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(viii)	The Trustee (including in its capacity as Paying Agent), unless acting as the Calculation Agent, shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes.

(ix)	If the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

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(f)	Place of Payment of Principal and Interest. So long as the Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above. A global security with respect to the Notes shall be exchangeable for physical securities of such series only if:

•	DTC is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or

•	An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

(g)	Redemption. The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company beginning with the Interest Payment Date on December 30, 2024, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter (each, a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve. The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3.02(g). Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders.

Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied.

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(h)	Sinking Fund. There shall be no sinking fund for the Notes.

(i)	Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its subsidiaries.

(j)	Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(k)	Currency of the Notes. The Notes shall be denominated, and payment of principal and interest of the Notes shall be payable in, the currency of the United States of America.

(l)	Registered Form. The Notes shall be issuable as global Registered Securities, and DTC (or any successor thereto or successor depositary appointed by the Company within 90 days of the termination of services of DTC) shall be the depositary for the Notes. Sections 304 and 307 of the Base Indenture shall apply to the Notes.

(m)	Events of Default. The Events of Default provided for in Section 501 of the Base Indenture shall apply to the Notes, provided that (i) the reference in Section 501(5) to “90 days” shall be replaced with “60 days” and (ii) the following shall be added at the end of such Section:

“(7) in the event of an appointment of a Custodian for the Company’s Material Subsidiary; or

(8) the Company pursuant to or within the meaning of any Bankruptcy Law generally is unable to pay its debts as the same become due. ”

(n)	Acceleration of Maturity. Section 502 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default under clause (4), (5), (7) or (8) of Section 501 occurs and is continuing, then the principal amount of all the Notes, together with premium, if any, and accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

(o)	Statement by Officers as to Default. Section 1004 of the Base Indenture shall apply to the Notes, except the reference in that Section to “150 days” shall be replaced with “120 days.”

(p)	No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(q)	Satisfaction and Discharge; Defeasance. Articles IV and XIII of the Base Indenture shall apply to the Notes.

(r)	No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

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(s)	Notices to Holders. Any notices required to be given to Holders of the Notes shall be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

(t)	Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Supplemental Indenture.

Article IV.
ADDITIONAL PROVISIONS

Section 4.01        Additional Provisions.

(a)	Section 901 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the following text shall be deemed to be inserted at the end of such Section:

“Not in limitation of the foregoing, without the consent of any Holder of Securities, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to conform the terms of the Indenture and the Notes to the “Description of the Notes” section in the prospectus supplement, dated December 12, 2019, relating to the offering of the Notes; or (ii) to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).” The Trustee may rely on a Company Request (in addition to any other orders, certificates and opinion) as to whether any such event in clause (ii) has occurred.

Article V.
subordination OF SECURITIES

Section 5.01        Agreement of Subordination. The Company covenants and agrees, and each Holder of Notes issued hereunder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article V; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

The payment of the principal of and interest on all Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Section 3.02(g)) issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter incurred.

No provision of this Article V shall prevent the occurrence of any Default or Event of Default hereunder.

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Section 5.02        Payments to Holders. No payment shall be made with respect to the principal of or interest on the Notes (including, but not limited to, the redemption price with respect to the Notes to be called for redemption in accordance with Section 3.02(g)), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 5.05, if:

(a)	a default in the payment of principal, premium, interest or other obligations due on any Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness), unless and until such default shall have been cured or waived or shall have ceased to exist and the Trustee receives a notice of such default from a Representative of the Company; or

(b)	a default, other than a payment default, on a Designated Senior Indebtedness occurs and is continuing that then permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Representative or the Company.

If the Trustee receives any Payment Blockage Notice pursuant to clause (b) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (A) at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice, and (B) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

The Company may and shall resume payments on and distributions in respect of the Notes upon the earlier of:

(1)	the date upon which the default is cured or waived or ceases to exist, or

(2)	in the case of a default referred to in clause (b) above, 179 days pass after notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated, unless this Article V otherwise prohibits the payment or distribution at the time of such payment or distribution.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the Notes (except payments made pursuant to Article V of the Base Indenture from monies deposited with the Trustee pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to which the Holders of the Notes or the Trustee would be entitled, except for the provision of this Article V, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under the Indenture if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution or provision therefor is made to the Holders of the Notes or to the Trustee.  Whenever a distribution is to be made or a notice given to the holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.

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For purposes of this Article V, the words, “cash, property or Notes” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or Notes of the Company or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article V with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is assumed by the new person, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Indebtedness (other than leases which are not assumed by the Company or the new person, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided for in Article V shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5.02 if such other person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article V.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holder of Notes in respect of the principal of or interest on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Section 3.02(g)), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 5.05, until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration at the address set forth in the notice from the Agent (or successor agent) to the Trustee as being the address to which the Trustee should send its notice pursuant to this Section 5.02, unless there are no payment obligations of the Company thereunder and all obligations thereunder to extend credit have been terminated or expired.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or Notes (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company and directed by the Company pursuant to a Company Order, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

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Nothing in this Article V shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture. This Section 5.02 shall be subject to the further provisions of Section 5.05.  For the sake of clarity, such payments are not subordinated to the Company’s Senior Indebtedness.

Section 5.03        Subrogation of Notes. Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Notes shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article V (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or Notes of the Company applicable to the Senior Indebtedness until the principal and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or Notes to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article V, and no payment over pursuant to the provisions of this Article V, to or for the benefit of the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or Notes to or for the benefit of the Holders of the Notes pursuant to the subrogation provisions of this Article V, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the Notes. It is understood that the provisions of this Article V are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Nothing contained in this Article V or elsewhere in the Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article V of the holders of Senior Indebtedness in respect of cash, property or Notes of the Company received upon the exercise of any such remedy.

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Upon any payment or distribution of assets of the Company referred to in this Article V, the Trustee, subject to the provisions of Section 601 of the Base Indenture, and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article V.

Section 5.04       Authorization to Effect Subordination. Each Holder of a Note by the holder’s acceptance thereof authorizes and directs the Trustee on the holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article V and appoints the Trustee to act as the holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 503 of the Base Indenture hereof at least 30 days before the expiration of the time to file such claim, the holders of any Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 5.05       Notice to Trustee. The Company shall give prompt written notice in the form of an Officers’ Certificate to a Responsible Officer of the Trustee and to any paying agent of any fact known to the Company which would prohibit the making of any payment of monies to or by the Trustee or any paying agent in respect of the Notes pursuant to the provisions of this Article V. Notwithstanding the provisions of this Article V or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article V, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office from the Company (in the form of an Officers’ Certificate) or a Representative or a holder or holders of Senior Indebtedness or from any trustee thereof; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 501 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if on a date not fewer than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, or interest on any Note) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 5.05, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

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Notwithstanding anything in this Article V to the contrary, nothing shall prevent any payment by the Trustee to the Holders of monies deposited with it pursuant to Section 401 of the Base Indenture, and any such payment shall not be subject to the provisions of Section 5.01 or 5.02.

The Trustee, subject to the provisions of Section 601 of the Base Indenture, shall be entitled to rely on the delivery to it of a written notice by a Representative or a person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a Representative or a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article V, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article V, and if such evidence is not furnished the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

Section 5.06        Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article V in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in Section 613 of the Base Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article V shall apply to the Company’s obligations to the Trustee under Section 607 of the Base Indenture.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article V, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 601 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of Notes, the Company or any other person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article V or otherwise.

Section 5.07       No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 5.08        Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 5.05 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

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Section 5.09        Senior Indebtedness Entitled to Rely. The holders of Senior Indebtedness (including, without limitation, Designated Senior Indebtedness) shall have the right to rely upon this Article V, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

Article VI.
MISCELLANEOUS

Section 6.01        Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Supplemental Indenture, the latter provision shall control.

Section 6.02        Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders of Notes with respect to their rights under the Indenture or the Notes. The Company, the Trustee, the Security Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 6.03        GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.

Section 6.04        Duplicate Originals. The parties may execute any number of counterparts of this Supplemental Indenture. Each executed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Section 6.05        Severability. In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.06        Ratification. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

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Section 6.07        Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 6.08        Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 6.09        Indenture and Notes Solely Corporate Obligations. No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any of the Trustee, any shareholder, employee, officer or director, as such, past, present or future, of the Company or of any successor entity; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Supplemental Indenture and the issue of the Notes.

Section 6.10        Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 6.11        U.S.A. PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

STERLING BANCORP

By:	/s/ Jack Kopnisky
Name:	Jack Kopnisky
Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michelle Mena-Rosado
Name:	Michelle Mena-Rosado
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

See attached.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

[Signature Page to First Supplemental Indenture]

STERLING BANCORP

4.00% Fixed-to-Floating Rate Subordinated Notes due 2029

No. [ ]	CUSIP: 85917A AB6
$ [ ]	ISIN: US85917AAB61

Sterling Bancorp, a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $[  ] (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on December 30, 2029 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, December 16, 2019, to, but excluding, December 30, 2024, unless redeemed prior to such date, at a rate of 4.00% per annum, semi-annually in arrears on June 30 and December 30 of each year, commencing June 30, 2020 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, December 16, 2019 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, December 30, 2024 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to December 30, 2024 but prior to the Stated Maturity Date, at a rate equal to Three-Month Term SOFR, reset quarterly, plus 253 basis points, or such other rate as determined pursuant to the Supplemental Indenture, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year through the Stated Maturity Date or earlier Redemption Date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, December 30, 2024 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding December 30, 2024, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

2

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

3

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

STERLING BANCORP

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

STERLING BANCORP

4.00% Fixed-to-Floating Rate Subordinated Notes due 2029

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “4.00% Fixed-to-Floating Rate Subordinated Notes due 2029” (herein called the “Notes”) initially issued in an aggregate principal amount of $[  ] on December 16, 2019. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Debt Securities Indenture, dated as of December 16, 2019 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the Supplemental Indenture between the Company and the Trustee, dated as of December 16, 2019 (the “Supplemental Indenture,” and the Base Indenture as supplemented and amended by the Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article V of the Base Indenture and Section 3.02(m) and (n) of the Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after December 30, 2024. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(g) of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 305 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of Individual Securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 305 of the Base Indenture and Section 3.02(f) of the Supplemental Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of Individual Securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 100 Wall Street, 6th Floor, New York, New York 10005. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of Individual Securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Sterling Bancorp. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[  ]. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee